The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Trigger PLUS until the pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Trigger PLUS and we are not soliciting offers to buy these Trigger PLUS in any state where the offer or sale is not permitted.

Subject to Completion

September 2025

Preliminary Pricing Supplement

Dated September 8, 2025

Registration Statement No. 333-283672

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated February 6, 2025,

Index Supplement dated February 6, 2025

and Product Supplement dated February 6, 2025)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUSSM) due on or about September 20, 2028

$• Based on the Performance of the S&P 500® Index

Principal at Risk Securities

The Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”) offer leveraged exposure to the positive performance of the S&P 500® Index (the “underlying index”), subject to an early redemption. If the closing level of the underlying index is equal to or greater than the call threshold level on the call observation date, the Trigger PLUS will be redeemed early (an “early redemption”) for an amount per Trigger PLUS equal to the stated principal amount plus a return equal to the call premium (the “early redemption payment”). If the Trigger PLUS are not subject to an early redemption, the amount that investors receive at maturity for each Trigger PLUS, will be based on the direction and percentage change in the level of the underlying index from the pricing date to the valuation date (the “underlying return”). At maturity, if the underlying index has increased, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index. At maturity, if the underlying index has decreased and the final level is equal to or greater than the trigger level, the investor will receive the stated principal amount. However, if the underlying index has decreased and the final level is less than the trigger level, investors will lose a percentage of the stated principal amount equal to the underlying return and, in extreme situations, could lose all of their initial investment. The Trigger PLUS are for investors who are willing to risk their principal and forgo current income in exchange for the early redemption and upside leverage features that, in each case, apply to a limited range of performance of the underlying index. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity and you could lose a significant portion or all of your investment in the Trigger PLUS. The Trigger PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the Trigger PLUS and you could lose all of your initial investment.

SUMMARY TERMS
Issuer:		UBS AG London Branch (“UBS”)
Underlying index:		S&P 500® Index (Bloomberg Ticker: “SPX”)
Aggregate principal amount:		$•
Stated principal amount:		$1,000.00 per Trigger PLUS
Issue price:		$1,000.00 per Trigger PLUS (see “Commissions and issue price” below)
Denominations:		$1,000.00 per Trigger PLUS and integral multiples thereof
Interest:		None
Pricing date:		Expected to be September 15, 2025
Original issue date:

Expected to be September 18, 2025 (3 business days after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trigger PLUS on any date prior to one business day before delivery will be required, by virtue of the fact that the Trigger PLUS will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:

Expected to be September 15, 2028 (approximately 36 months after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the valuation date and maturity date to ensure that the stated term of the Trigger PLUS remains the same.

Maturity date:		Expected to be September 20, 2028 (3 business days after the valuation date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Early redemption:

If the closing level of the underlying index on the call observation date is equal to or greater than the call threshold level, the Trigger PLUS will be redeemed early and UBS will pay the early redemption payment on the early redemption payment date. No further payments will be made on the Trigger PLUS following an early redemption.

If the Trigger PLUS are redeemed early, you will receive only the early redemption payment, regardless of the actual increase of the underlying index and you will not benefit from the leverage feature that applies to the payment at maturity if the underlying return is positive.

Call observation date:		March 15, 2027 (approximately 18 months after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Early redemption payment date:		March 18, 2027 (3 business days after the call observation date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Early redemption payment:		$1,000.00 + ($1,000.00 × Call Premium)
Call premium:		13.02%
Call threshold level		•, which is equal to 100% of the initial level, as determined by the calculation agent
Payment at maturity:

If the Trigger PLUS are not redeemed prior to maturity, for each Trigger PLUS you hold at maturity:

￭ If the underlying return is positive:

$1,000.00 + Leveraged Upside Payment

￭ If the underlying return is zero or negative and the final level is equal to or greater than the trigger level:

$1,000.00

￭ If the underlying return is negative and the final level is less than the trigger level:

$1,000.00 + ($1,000.00 × Underlying Return)

Accordingly, if the underlying return is negative and the final level is less than the trigger level, you will lose a percentage of your stated principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying return:		The quotient, expressed as a percentage, of (i) the final level minus the initial level, divided by (ii) the initial level. Expressed as a formula: (Final Level − Initial Level) / Initial Level
Leveraged upside payment:		$1,000.00 × Leverage Factor × Underlying Return
Initial level:		•, which is the closing level of the underlying index on the pricing date, as determined by the calculation agent
Final level:		The closing level of the underlying index on the valuation date, as determined by the calculation agent
Leverage factor:		1.25
Trigger level:		•, which is equal to 90% of the initial level, as determined by the calculation agent
CUSIP / ISIN:		90309KWG5 / US90309KWG56
Listing:		The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:		UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Trigger PLUS:	100.00%	2.25%(a)	97.30%
+0.45%(b)
2.70%
Total:	$•	$•	$•

(1)UBS Securities LLC will purchase from UBS AG the Trigger PLUS at the price to public less a fee of $27.00 per $1,000.00 stated principal amount of Trigger PLUS. UBS Securities LLC will agree to resell all of the Trigger PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a) a fixed sales commission of $22.50 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells and

(b) a fixed structuring fee of $4.50 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Trigger PLUS as of the pricing date is expected to be between $940.00 and $970.00. The range of the estimated initial value of the Trigger PLUS was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 10 herein.

Notice to investors: the Trigger PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Trigger PLUS at maturity, and the Trigger PLUS will have the same downside market risk as that of the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Trigger PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Trigger PLUS.

You should carefully consider the risks described under “Risk Factors” beginning on page 9 herein and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Trigger PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Trigger PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Trigger PLUS or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Product supplement dated February 6, 2025	Index supplement dated February 6, 2025	Prospectus dated February 6, 2025

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Additional Information About UBS and the Trigger PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement and an index supplement for various securities we may offer, including the Trigger PLUS) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

￭	Prospectus dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm
￭	Index Supplement dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm
￭	Product Supplement dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Trigger PLUS” refers to the Auto-Callable Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated February 6, 2025, references to the “accompanying index supplement” mean the UBS index supplement, dated February 6, 2025 and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated February 6, 2025.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the accompanying index supplement; and finally, the accompanying prospectus.

“Performance Leveraged Upside SecuritiesSM” and “Trigger PLUSSM” are service marks of Morgan Stanley.

September 2025	Page 2

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Investment Overview

Auto-Callable Trigger Performance Leveraged Upside Securities

The Auto-Callable Trigger PLUS Based on the Performance of the S&P 500® Index due on or about September 20, 2028 can be used:

￭To provide an opportunity to earn the early redemption payment, which is an amount equal to the stated principal amount plus a return equal to the call premium, if the closing level of the underlying index on the call observation date is equal to or greater than the call threshold level.

￭If the Trigger PLUS are not redeemed early:

●As an alternative to direct exposure to the underlying index that enhances the return for positive performance of the underlying index; however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “index constituent stocks”) or any interest payments. You should carefully consider whether an investment that does not provide for any dividends or interest payments is appropriate for you.

●To enhance returns and potentially outperform the underlying index in a bullish scenario.

●To achieve similar levels of upside exposure to the underlying index as that of a hypothetical direct investment while using fewer dollars by taking advantage of the leverage factor.

●To provide a return of your stated principal amount in the event that the underlying return is negative and the final level is equal to or greater than the trigger level.

Maturity:	Approximately 36 months
Call threshold level:	100% of the initial level
Call premium:	13.02%
Leverage factor:	1.25
Trigger level:	90% of the initial level
Interest:	None
Minimum payment at maturity:	None. Investors may lose all of their initial investment in the Trigger PLUS.
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

September 2025	Page 3

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Key Investment Rationale

If the closing level of the underlying index on the call observation date is equal to or greater than the call threshold level, the Trigger PLUS will be redeemed early for an amount per Trigger PLUS equal to the stated principal amount plus a return equal to the call premium. If the Trigger PLUS are not redeemed early, investors can use the Trigger PLUS to (i) leverage returns from any positive performance of the underlying index by a factor of 1.25 and (ii) obtain contingent protection against a loss of the stated principal amount in the event that the underlying return is zero or negative and the final level is equal to or greater than the trigger level. At maturity, investors will receive an amount in cash based upon the underlying return. Investors may lose all of their initial investment in the Trigger PLUS.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks and the Trigger PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Early redemption feature

If the closing level of the underlying index on the call observation date is equal to or greater than the call threshold level, the Trigger PLUS will be redeemed early for an amount per Trigger PLUS equal to the early redemption payment $1,130.20. If the Trigger PLUS are redeemed early, you will receive only the early redemption payment regardless of the actual increase of the underlying index and you will not benefit from the leverage feature that applies to the payment at maturity if the underlying return is positive.

Upside Scenario	If the Trigger PLUS are not redeemed early, the underlying return is positive, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000.00 plus the leveraged upside payment.

Par Scenario

If the Trigger PLUS are not redeemed early, the underlying return is zero or negative and the final level is equal to or greater than the trigger level, at maturity you will receive the stated principal amount at maturity.

Downside Scenario

If the Trigger PLUS are not redeemed early, the underlying return is negative and the final level is less than the trigger level, at maturity you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your initial investment equal to the underlying return. For example, if the underlying return is −50%, each Trigger PLUS will redeem for $500.00, or 50% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS and, accordingly, you could lose a significant portion and, in extreme situations, all of your initial investment.

September 2025	Page 4

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Investor Suitability

The Trigger PLUS may be suitable for you if:

■You fully understand the risks of an investment in the Trigger PLUS, including the risk of loss of all of your initial investment.

■You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the underlying index or the index constituent stocks.

■You believe that the level of the underlying index will increase over the term of the Trigger PLUS and that (i) the closing level on the call observation date will be equal to or greater than the call threshold level or (ii) if the Trigger PLUS are not redeemed early, the final level will be equal to or greater than the initial level

■You understand and accept that, if the Trigger PLUS are redeemed early, you will not benefit from the leverage factor and your potential return on the Trigger PLUS is limited to the early redemption payment, regardless of the increase of the underlying index.

■You are willing to invest in the Trigger PLUS based on the early redemption payment indicated on the cover hereof.

■You can tolerate receiving a payment at maturity that will be significantly less than the stated principal amount and may be zero if the final level is less than the trigger level.

■You can tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

■You do not seek current income from your investment and are willing to forgo any dividends paid on any index constituent stocks.

■You are willing and able to hold the Trigger PLUS to maturity, a term of approximately 36 months if the Trigger PLUS are not redeemed early, and accept that there may be little or no secondary market for the Trigger PLUS.

■You understand and are willing to accept the risks associated with the underlying index.

■You are willing to assume the credit risk of UBS for all payments under the Trigger PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

■You understand that the estimated initial value of the Trigger PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Trigger PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Trigger PLUS may not be suitable for you if:

■You do not fully understand the risks of an investment in the Trigger PLUS, including the risk of loss of all of your initial investment.

■You are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the underlying index or the index constituent stocks.

■You believe that the level of the underlying index will decrease over the term of the Trigger PLUS and (i) the closing level on the call observation date will be less than the call threshold level and (ii) if the Trigger PLUS are not redeemed early, the final level will be less than the trigger level

■You do not understand and accept that, if the Trigger PLUS are redeemed early, you will not benefit from the leverage factor and your potential return on the Trigger PLUS is limited to the early redemption payment, regardless of the increase of the underlying index.

■You are not willing to invest in the Trigger PLUS based on the early redemption payment indicated on the cover hereof.

■You require an investment designed to provide a full or at least partial return of principal at maturity.

■You cannot tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

■You seek current income from your investment or prefer to receive the dividends paid on the index constituent stocks.

■You are unable or unwilling to hold the Trigger PLUS to maturity, a term of approximately 36 months, or seek an investment for which there will be an active secondary market.

■You do not understand or are unwilling to accept the risks associated with the underlying index.

■You are not willing to assume the credit risk of UBS for all payments under the Trigger PLUS, including any repayment of principal.

September 2025	Page 5

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

How the Auto-Callable Trigger PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Trigger PLUS will be determined on the pricing date and will be specified in the final pricing supplement):

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Stated principal amount:	$1,000.00 per Trigger PLUS
Hypothetical Initial level:	100
Hypothetical Call threshold level:	100, which is 100% of the hypothetical initial level
Call Premium:	13.02%
Leverage factor:	1.25
Hypothetical Trigger level:	90, which is 90% of the hypothetical initial level
Minimum Payment at Maturity:	None

EXAMPLE 1: The closing level of the underlying index on the call observation date is equal to or greater than the call threshold level, the Trigger PLUS are redeemed early and investors receive the stated principal amount plus a return equal to the call premium.

Closing Level on the Call Observation Date	105
Early Redemption Payment	= $1,000.00 + ($1,000.00 × Call Premium)
= $1,000.00 + ($1,000.00 × 13.02%)
= $1,130.20 (Early Redemption Payment)

In Example 1, the Trigger PLUS the closing level of the underlying index on the call observation date is equal to or greater than the call threshold level and the Trigger PLUS are redeemed early. Therefore, on the early redemption payment date, investors receive the stated principal amount plus a return equal to the call premium, resulting in a payment at maturity of $1,130.20 per Trigger PLUS (a total return of 13.02%). Following an early redemption, no further amounts will be owed to you under the Trigger PLUS.

EXAMPLE 2: The Trigger PLUS are not redeemed early, the underlying index increases over the term of the Trigger PLUS, and investors receive the stated principal amount plus the leveraged upside payment.

Final level	105
Underlying Return	(105 − 100) / 100 = 5.00%
Payment at Maturity	= $1,000.00 + Leveraged Upside Payment
= $1,000.00 + ($1,000.00 × Leverage Factor × Underlying Return)
= $1,000.00 + ($1,000.00 × 1.25 × 5.00%)
= $1,062.50 (Payment at Maturity)

In Example 2, the Trigger PLUS are not redeemed early and the final level is greater than the initial level and the underlying return is 5.00%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to 1.25 times the underlying return, resulting in a payment at maturity of $1,062.50 per Trigger PLUS (a total return of 6.25%).

September 2025	Page 6

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

EXAMPLE 3: The Trigger PLUS are not redeemed early, the underlying index declines over the term of the Trigger PLUS, and investors receive the stated principal amount.

Final level	95
Underlying Return	(95 − 100) / 100 = −5.00%
Payment at Maturity	= $1,000.00 (Payment at Maturity)

In Example 3, the Trigger PLUS are not redeemed early and the final level is less than the initial level and equal to or greater than the trigger level. Accordingly, investors receive the stated principal amount at maturity, resulting in a payment at maturity of $1,000.00 per Trigger PLUS (a total return of 0.00%).

EXAMPLE 4: The Trigger PLUS are not redeemed early, the underlying index declines over the term of the Trigger PLUS and investors receive less than the stated principal amount at maturity.

Final level	40
Underlying Return	(40 − 100) / 100 = −60.00%
Payment at Maturity	= $1,000.00 + ($1,000.00 × Underlying Return)
= $1,000.00 + ($1,000.00 × −60.00%)
= $1,000.00 − $600.00
= $400.00 (Payment at Maturity)

In Example 4, the Trigger PLUS are not redeemed early and the final level is less than the trigger level and the underlying return is -60%. Because the final level is less than the trigger level, investors are exposed to the decline in the level of the underlying index, resulting in a payment at maturity of $400.00 per Trigger PLUS (a loss of 60.00%).

If the Trigger PLUS are not redeemed early and the final level is less than the trigger level, you will lose a percentage of the stated principal amount equal to the underlying return and, in extreme situations, could lose all of your initial investment.

September 2025	Page 7

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Payment upon Early Redemption

If the closing level of the underlying index on the call observation date is equal to or greater than the call threshold level, investors will receive the early redemption payment. Following an early redemption, no further amounts will be owed to you under the Trigger PLUS.

If the Trigger PLUS are redeemed early, you will receive only the early redemption payment regardless of the actual increase of the underlying index and you will not benefit from the leverage feature that applies to the payment at maturity if the underlying return is positive.

Payment at Maturity

If the Trigger PLUS are not redeemed early, at maturity, investors will receive for each Trigger PLUS that they hold an amount in cash based upon the underlying return of the underlying index on the valuation date, as determined as follows:

If the underlying return is positive:

  $1,000.00 + Leveraged Upside Payment

		Leveraged Upside Payment
Stated Principal Amount		Stated Principal Amount		Leverage Factor		Underlying Return
$1,000.00	+	$1,000.00	×	1.25	×	Final Level – Initial Level Initial Level

If the underlying return is zero or negative and the final level is equal to or greater than the trigger level:

$1,000.00

Stated Principal Amount
$1,000.00

If the underlying return is negative and the final level is less than the trigger level:

$1,000.00 + ($1,000.00 × Underlying Return)

Stated Principal Amount		Stated Principal Amount		Underlying Return
$1,000.00	+	$1,000.00	×	Final Level – Initial Level Initial Level

Accordingly, if the Trigger PLUS are not redeemed early and the final level is less than the trigger level, you will lose a percentage of your stated principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

September 2025	Page 8

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger PLUS.

Risks Relating to Return Characteristics

￭The Trigger PLUS do not pay interest or guarantee return of the stated principal amount and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the Trigger PLUS are not redeemed early, UBS will repay the stated principal amount of the Trigger PLUS at maturity only if the final level is equal to or greater than the trigger level. If the Trigger PLUS are not redeemed early, the underlying return is negative and the final level is less than the trigger level, you will lose a percentage of your stated principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. There is no minimum payment at maturity on the Trigger PLUS and you could lose a significant portion and, in extreme situations, all of your initial investment.

￭If the Trigger PLUS are redeemed early your return on the Trigger PLUS is limited to the early redemption payment. If the closing level of the underlying index on the call observation date is equal to or greater than the call threshold level, the Trigger PLUS will be automatically redeemed for the early redemption payment, regardless of the actual increase of the underlying index (which may be significant). No further payments will be made on the Trigger PLUS once they have been redeemed.

￭The leverage factor applies only if the Trigger PLUS are not redeemed early and you hold the Trigger PLUS to maturity. If the Trigger PLUS are redeemed early, you will not benefit from the leverage feature that applies only to the payment at maturity if the final level is greater than the initial level. Even if the Trigger PLUS are redeemed early and the final level is greater than the initial level, the payment at maturity may be less than the payment you would have received if the Trigger PLUS were redeemed early. If the Trigger PLUS are not redeemed early, you should be willing to hold the Trigger PLUS to maturity. If you are able to sell the Trigger PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the then-current underlying return, even if such return is positive. You can receive the full benefit of the leverage factor from UBS only if the Trigger PLUS are not redeemed early and you hold the Trigger PLUS to maturity.

■Early redemption risk. The term of your investment in the Trigger PLUS may be limited to as short as approximately 18 months by the early redemption feature of the Trigger PLUS. If the Trigger PLUS are redeemed early, you will receive no further payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the Trigger PLUS at a comparable return for a similar level of risk.

￭Owning the Trigger PLUS is not the same as owning the index constituent stocks. The return on the Trigger PLUS may not reflect the return you would realize if you actually owned the index constituent stocks. For example, if the Trigger PLUS are redeemed early, your return on the Trigger PLUS is limited to the call premium, while the potential return on a direct investment in the index constituent stocks would be unlimited. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Trigger PLUS, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the Trigger PLUS. In addition, as an owner of the Trigger PLUS, you will not have voting rights or any other rights that a holder of the index constituent stocks would have.

Risks Relating to Characteristics of the Underlying Index

￭Market risk. The return on the Trigger PLUS, which may be negative, is linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks. The level of the underlying index can rise or fall sharply due to factors specific to the underlying index or its index constituent stocks, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Trigger PLUS, should conduct your own investigation into the underlying index and index constituent stocks.

September 2025	Page 9

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

￭There can be no assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall and there can be no assurance that the closing level will be equal to or greater than the call threshold level or, if the Trigger PLUS are not redeemed early, that the final level will be equal to or greater than the initial level. The level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the index constituent stocks (the “index constituent stock issuers”). You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and each index constituent stock in particular, and the risk of losing a significant portion and, in extreme situations, all of your initial investment.

￭Changes that affect the underlying index, including regulatory changes, will affect the market value of, and return on, your Trigger PLUS. The policies of the index sponsor as specified under “Information About the Underlying Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Further, indices like the underlying index have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the underlying index) or the administrator (the index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying index, it may deem the closing level of the original underlying index on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. Such event and potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Trigger PLUS.

￭The underlying index reflects price return, not total return. The return on the Trigger PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on the Trigger PLUS will not include such a total return feature or dividend component.

￭UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests. UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict the index sponsor’s actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Trigger PLUS offering in any way and has no obligation to consider your interest as an owner of the Trigger PLUS in taking any actions that might affect the market value of, and any amount payable on, your Trigger PLUS.

Estimated Value Considerations

￭The issue price you pay for the Trigger PLUS will exceed their estimated initial value. The issue price you pay for the Trigger PLUS will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the Trigger PLUS by reference to our internal pricing models and the estimated initial value of the Trigger PLUS will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Trigger PLUS incorporate certain variables, including the level of the underlying index, volatility of the underlying index and index constituent stocks, any dividends paid on the index constituent stocks, prevailing interest rates, the term of the Trigger PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Trigger PLUS to you. Due to these factors, the estimated initial value of the Trigger PLUS as of the pricing date will be less than the issue price you pay for the Trigger PLUS.

September 2025	Page 10

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your Trigger PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Trigger PLUS at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Index —Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Trigger PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Trigger PLUS determined by reference to our internal pricing models. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Trigger PLUS as of the pricing date. We may determine the economic terms of the Trigger PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Trigger PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Trigger PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Trigger PLUS.

Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the Trigger PLUS. The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the Trigger PLUS and may stop making a market at any time. If you are able to sell your Trigger PLUS prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Trigger PLUS will develop. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

￭The price at which UBS Securities LLC and its affiliates may offer to buy the Trigger PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Trigger PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Trigger PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such Trigger PLUS at a price that exceeds (i) our valuation of the Trigger PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Trigger PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Trigger PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Trigger PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of the Trigger PLUS prior to maturity. The market price of the Trigger PLUS will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index and index constituent stocks; any dividends paid on the index constituent stocks; the time remaining to the maturity of the Trigger PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Trigger PLUS.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market.

September 2025	Page 11

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflict of interest. UBS and its affiliates may engage in business with the index constituent stock issuers or trading activities related to the underlying index or any index constituent stocks, which may present a conflict between the interests of UBS and you, as a holder of the Trigger PLUS. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity, if any, based on the observed closing level of the underlying index. The calculation agent can postpone the determination of the initial level or final level (and therefore the original issue date or maturity date, as applicable) if a market disruption event occurs and is continuing on the pricing date or valuation date, respectively. As UBS determines the economic terms of the Trigger PLUS, including the call threshold level, call premium, leverage factor and trigger level, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Trigger PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the Trigger PLUS, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the Trigger PLUS. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the Trigger PLUS and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the Trigger PLUS to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the Trigger PLUS to you.

￭Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amounts payable on, the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of, and any amounts payable on, the Trigger PLUS. These hedging or trading activities on or prior to the pricing date could potentially affect the initial level of the underlying index. Additionally, these hedging or trading activities during the term of the Trigger PLUS could potentially affect the final level of the underlying index on the valuation date and, accordingly, any amounts payable on the Trigger PLUS. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Trigger PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Trigger PLUS and the underlying index.

￭Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in any index constituent stock, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or index constituent stocks may adversely affect the level of the underlying index, the performance and, therefore, the market value of, and any amount payable on, the Trigger PLUS.

Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The Trigger PLUS are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Trigger PLUS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Trigger PLUS, you could lose all of your initial investment.

￭The Trigger PLUS are not bank deposits. An investment in the Trigger PLUS carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Trigger PLUS have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

September 2025	Page 12

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Trigger PLUS and/or the ability of UBS to make payments thereunder. The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Trigger PLUS) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Trigger PLUS, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Trigger PLUS. Prior to any debt-to-equity swap or write-off with respect to any Trigger PLUS, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Trigger PLUS; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Trigger PLUS will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Trigger PLUS. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Trigger PLUS, the price or value of their investment in the Trigger PLUS and/or the ability of UBS to satisfy its obligations under the Trigger PLUS and could lead to holders losing some or all of their investment in the Trigger PLUS.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Trigger PLUS may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Trigger PLUS and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Trigger PLUS or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should read carefully the section entitled “Tax Considerations” herein and the section entitled “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and consult your tax advisor about your tax situation.

September 2025	Page 13

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Information About the Underlying Index

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index.

Information as of market close on September 4, 2025:

Bloomberg Ticker Symbol:	SPX	52 Week High (on September 4, 2025):	6,502.08
Current Index Level:	6,502.08	52 Week Low (on April 8, 2025):	4,982.77
52 Weeks Ago (on September 4, 2024):	5,520.07

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Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the underlying index for the specified period. The closing level of the underlying index on September 4, 2025 was 6,502.08 (the “hypothetical initial level”). The graph below sets forth the daily closing levels of the underlying index for the period from January 1, 2015 through September 4, 2025. The dotted lines represent a hypothetical call threshold level of 6,502.08 and a hypothetical trigger level of 5,851.87, which are equal to 100% and 90%, respectively, of the hypothetical initial level. The actual initial level, call threshold level and trigger level will be determined on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including the valuation date.

S&P 500® Index	High	Low	Period End
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter	6,090.27	5,695.94	5,881.63
2025
First Quarter	6,144.15	5,521.52	5,611.85
Second Quarter	6,204.95	4,982.77	6,204.95
Third Quarter (through September 4, 2025)	6,502.08	6,198.01	6,502.08

September 2025	Page 15

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

S&P 500® Index – Daily Closing Levels January 1, 2015 to September 4, 2025

7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025

September 2025	Page 16

Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Additional Information About the Trigger PLUS

General Information
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communication network.
Tax considerations:

The U.S. federal income tax consequences of your investment in the Trigger PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Trigger PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Trigger PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Trigger PLUS, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Trigger PLUS as prepaid derivative contracts with respect to the underlying index. If your Trigger PLUS are so treated, you should generally recognize gain or loss upon the taxable disposition of your Trigger PLUS. Such gain or loss should generally be long-term capital gain or loss if you hold your Trigger PLUS for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less) in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Trigger PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Trigger PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Trigger PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Trigger PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S.

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Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Trigger PLUS.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Trigger PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Trigger PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Trigger PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Trigger PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Trigger PLUS upon a taxable disposition of the Trigger PLUS to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition may be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent issuer as a USRPHC and the Trigger PLUS as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Trigger PLUS are not “delta-one” with respect to the underlying index or any index constituent stock, our special U.S. tax counsel is of the opinion that the Trigger PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Trigger PLUS are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Trigger PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, index constituent stocks or your Trigger PLUS, and following such occurrence your Trigger PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Trigger PLUS under these rules if you enter, or have entered, into certain other transactions in respect of the underlying index, index constituent stocks or the Trigger PLUS. If you enter, or have entered, into other transactions in respect of the underlying index, index constituent stocks or the Trigger PLUS, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Trigger PLUS in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Trigger PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Trigger PLUS.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable)

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Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the Trigger PLUS is unclear, it is possible that any payment with respect to the Trigger PLUS could be subject to the FATCA rules. If withholding applies to the Trigger PLUS, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the Trigger PLUS.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Trigger PLUS purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Trigger PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Trigger PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Trigger PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Trigger PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Trigger PLUS as described below.

In connection with the sale of the Trigger PLUS, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying index or index constituent stocks, or purchases and sales of Trigger PLUS, in each case before, on and/or after the pricing date of the Trigger PLUS. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in securities similar to the Trigger PLUS from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Trigger PLUS from time to time and payment on the Trigger PLUS at maturity. See “Risk Factors” herein for a discussion of these adverse effects.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the Trigger PLUS specified on the front cover of this document at the price to public less a fee of $27.00 per $1,000.00 stated principal amount of Trigger PLUS. UBS Securities LLC will agree to resell all of the Trigger PLUS to Morgan Stanley Wealth Management with an underwriting discount of $27.00 reflecting a fixed sales commission of $22.50 and a fixed structuring fee of $4.50 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus in a market-making transaction for any Trigger PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Trigger PLUS, thus creating an additional conflict of interest within the meaning of FINRA

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Auto-Callable Trigger PLUSSM due on or about September 20, 2028 $• Based on the Performance of the S&P 500® Index Principal at Risk Securities

Rule 5121. UBS Securities LLC is not permitted to sell the Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Trigger PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Trigger PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Trigger PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Trigger PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on sales to EEA retail investors:

The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on sales to UK retail investors:

The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

September 2025	Page 20

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information About UBS and the Trigger PLUS	2
Investment Overview	3
Key Investment Rationale	4
Investor Suitability	5
How the Auto-Callable Trigger PLUS Work	6
Payment upon Early Redemption	8
Payment at Maturity	8
Risk Factors	9
Information About the Underlying Index	14
Additional Information About the Trigger PLUS	17

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Equal Weight Index	IS-21
S&P 500® Index	IS-23
S&P Select Sector Indices	IS-31
Non-U.S. Indices	IS-34
EURO STOXX 50® Index	IS-34
EURO STOXX® Banks Index	IS-40
FTSE® 100 Index	IS-46
MSCI Indexes	IS-52
MSCI-EAFE® Index	IS-52
MSCI® Emerging Markets IndexSM	IS-52
MSCI® Europe Index	IS-52
Nikkei 225 Index	IS-58
S&P/ASX 200 Index	IS-62
Swiss Market Index	IS-70
TOPIX®	IS-74

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$●

UBS AG Auto-Callable Trigger PLUSSM

due on or about September 20, 2028

Preliminary Pricing Supplement dated September 8, 2025
(To Product Supplement dated February 6, 2025,
Index Supplement dated February 6, 2025
and Prospectus dated February 6, 2025)

UBS Investment Bank

UBS Securities LLC